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                               SECURED PROMISSORY NOTE


$150,000                                                        January 8, 1999

     FOR VALUE RECEIVED, the undersigned (the "Maker") hereby promises to pay on or before January 8, 2003 to the order of Trega Biosciences, Inc. (the "Payee") at its principal offices currently located at 9880 Campus Point Drive, San Diego, California 92121, the principal amount of One Hundred Fifty Thousand Dollars ($150,000), together with interest on the unpaid principal balance thereof from the date hereof at the rate of Four and Forty Four One-Hundredth Percent (4.44%) per annum simple interest, subject to the terms and conditions hereinafter provided.

     Payment of this Note shall be made in lawful money of the United States of America at the Office of the Payee. Interest shall be payable quarterly with the first interest payment due three months from the date hereof and additional interest payment due on the same date of each three-month period thereafter until this Note, including all interest and principal, is paid in full. Payment of principal and accrued interest may be made at any time without penalty.

     The Maker waives presentment, demand for payment, notice of dishonor, notice of protest, and all other notices or demands in connection with delivery, acceptance, performance, default, endorsement or guarantee of this Note.

     The principal balance of this Note shall be forgiven to the extent hereinafter provided. So long as Maker remains an employee of Payee pursuant to the certain Letter of Agreement dated as of November 6, 1998, by and between Maker and Payee ("Employment Agreement"), the amount of Nine Thousand Three Hundred and Seventy Five Dollars ($9,375) of the unpaid principal balance shall be forgiven each quarter commencing on the last day of a period ending three (3) months from the date hereof and continuing quarterly on the last day of each successive three-month period thereafter until either the loan is totally forgiven or the total amount of the forgiveness and principal paid in lawful money equals the original principal amount of this Note. In addition to the foregoing, the entire amount of the unpaid principal balance shall be forgiven upon a "Change in Control" as defined for the purposes of the Payee's 1996 Stock Incentive Plan as the same is in effect on the date hereof.

     This Note is a full-recourse note originally secured by a pledge of all options and rights of Maker to acquire the Common Stock of the Payee (the "COMMON STOCK"), however and whenever acquired, together with any shares of Common Stock otherwise issuable to Maker upon the exercise of any such options or pursuant to any such rights, all as more fully set forth in that certain Security Agreement of even date herewith executed by Maker in favor of Payee and which is on file with the Secretary of Payee; PROVIDED, HOWEVER, that if the Common Stock is publicly traded on the New York Stock Exchange or quoted on the Nasdaq National Market at the time such shares of Common Stock would otherwise be issuable to Maker, then an amount of such shares representing the value of such shares, if any, in excess of one hundred fifty percent (150%) of the then outstanding principal balance of this Note shall be released to Maker at such time (based upon the average of the last trading price of the Common Stock over the ten trading day period immediately preceding the time such shares would otherwise be issuable to Maker).

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     The entire unpaid and unforgiven principal balance of this Note plus accrued interest shall become due and payable ten (10) days from the date Maker ceases to be an employee of Payee under the Employment Agreement and immediately due and payable upon the occurrence of any one of the following events of default:

     1.   Any principal or interest under this Note shall not be paid when due;
          or
     2. Maker files a petition in bankruptcy, makes a general assignment for the benefit of creditors, or commits any act of bankruptcy; or
     3. Any proceeding of an insolvency nature is commenced against the Maker and such proceedings is not dismissed within thirty (30) days thereafter; or
     4. Any collateral which is securing this Note is attached, seized, subjected to writ levied upon or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or
     5. Any notice of lien, levy or assessment is filed or recorded with respect to any collateral which is securing this Note by any federal, state, county, local or other governmental agency unless Maker is contesting in good faith, or for so long as Maker continues to so contest, such notice.

     The liability of Maker hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Payee including, without limitation, any extension of time, renewal waiver or other modification. Any failure of the Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or of any other right at any time and from time to time. The Maker hereby irrevocably submits to the jurisdiction of the state courts of the State of California for the purpose of any suit, action or other proceeding arising out of this Note.

     In the event this Note shall not be promptly paid when due, the Maker shall pay all costs of enforcement and collection of the Note, including without limitation reasonable attorney's fees, expenses and court costs.

     Any provisions of this Note which may prove unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     This Note may not be assigned, transferred or pledged without the consent of the Maker. In the event this Note is assigned, transferred or pledged, the Maker hereby waives, as against such transferee, assignee or pledgee, any defenses and counterclaims of every kind that the Maker may have against the Payee.

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     This note shall be governed by and construed in accordance with the laws of the State of California as such laws are applied to contracts entered into and to be performed entirely within California.

                                   MAKER:


                                   /s/ Michael G. Grey
                                   ---------------------
                                   Michael G. Grey

     APPROVED BY:

Written Consent by Compensation Committee on November 6, 1998.












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